UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than Registrant [  ]

Check the appropriate box:

[  ]   Preliminary Proxy Statement
[  ]   Confidential, For Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[  ]   Definitive Proxy Statement
[  ]   Definitive Additional Materials
[X ]   Soliciting Material Pursuant to s. 240.14a-12

                     NATIONAL ATLANTIC HOLDINGS CORPORATION
                     --------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 Not Applicable
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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


An open letter to employees of National Atlantic Holdings Corporation from Ed Fernandez, President and CEO of Palisades.


By now you have seen the communication regarding the merger of Palisades and National Atlantic Holdings Corporation. I'm writing today to introduce myself and to provide additional information about the activities that will take place over the next few weeks.

I am excited about the opportunity to work with you and make NAHC an important part of the Palisades family. Although regulatory requirements limit our taking certain actions before closing, we are able to tell you now that we plan to offer employment to a majority of employees at closing to ensure the success of the combined company. As the first step in this process, we would like to meet with you so that we have the opportunity to get to know one another. Your company has invited me to visit your offices on Wednesday, 3/19, with several Palisades Vice Presidents to introduce myself and for us all to become acquainted.

By the end of March, I hope we will be able to begin department discussions about your role after closing and the potential to help make our company successful in the future. We will also begin the process of integration planning and set up various special committees to handle those operations. Throughout this process we are committed to being open, consultative, and fair.

At this point, we do plan on having an office at or near the current Freehold location once the merger is complete. You should also be aware that employment opportunities may be available after closing of the merger in one of our six New Jersey locations: Berkeley Heights, Red Bank, Morganville, Mt. Laurel, Summit, and Parsippany. We also have an office in Horsham, Pa.

To comply with the Antitrust laws, Palisades and Proformance must still compete until the merger is consummated. However, people on both sides will spend a great deal of time planning to integrate the two companies. Your input will be valuable in guiding us to the many decisions we will make. I can understand how the uncertainty of your situation can be very stressful, and we will do everything feasible to openly communicate and move as quickly as possible.

I look forward to seeing you next Wednesday.


Ed Fernandez
President and CEO
Palisades Safety and Insurance Management Corporation

In connection with the proposed transaction, a proxy statement of National Atlantic and other materials will be filed with SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NATIONAL ATLANTIC AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about National Atlantic at http://www.sec.gov, the SEC's free internet site. Free copies of National Atlantic's SEC filings are also available on National Atlantic's internet site at http://www.national-atlantic.com. Stockholders of National Atlantic can obtain more information about the proposed transaction by reviewing the Form 8-K to be filed by National Atlantic in connection with the announcement of the entry into the merger agreement, and any other relevant documents filed with the SEC when they become available.

National Atlantic and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from National Atlantic's stockholders with respect to the proposed merger. Information regarding the officers and directors of National Atlantic is set forth in National Atlantic's proxy statements, previously filed with the SEC. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This message contains forward-looking statements, such as those including the words "expect," "will," and similar expressions, that involve risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including the risk National Atlantic's business and its relationships with customers, employees or suppliers could suffer due to the uncertainty relating to the merger; that the merger with Palisades may not be consummated or may be delayed due to a failure of the conditions to close the merger to be satisfied or a failure of Palisades to close the transaction; and such other risk factors as may be included from time to time in the reports of National Atlantic filed with the SEC and posted in the Investor Relations section of National Atlantic's web site (http://www.national-atlantic.com.). The forward looking statements included in this document are made only as of the date of this document and National Atlantic does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:

National Atlantic Holdings Corporation
Frank Prudente, 732-665-1145
investorrelations@national-atlantic.com